January 19, 2006

Streicher Mobile Fueling, Inc.
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309

Re:	Registration Statement on Form S-3

Gentlemen:
We are counsel to Streicher Mobile Fueling, Inc., a Florida corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 19, 2006 (the "Registration Statement"), relating to a proposed offering by the Selling Shareholders to the public of a maximum of 360,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock").

In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion, and, based thereon, we advise you that, in our opinion:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Florida; and

2. The Common Stock, assuming issuance in accordance with the terms of the warrants will, when sold will be validly issued, fully paid and nonassessable.

We hereby consent to the use of our name beneath the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5 thereto.

Very truly yours, Davis Graham & Stubbs LLP /s/Davis Graham & Stubbs LLP

S. Lee Terry, Jr.        ..       303 892 7484        ..        Lee.Terry@dgslaw.com